EXHIBIT 3.18
THE COMPANIES LAW (2003 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
MODULAR (FOREIGN HOLDINGS) INC.
(Adopted by Special Resolution dated 12th April, 2004)
1	The name of the Company is Modular (Foreign Holdings) Inc.

2	The registered office of the Company shall be at the offices of M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, or at such other place as the Directors may from time to time decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2003 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5	The share capital of the Company is US$2.00 divided into 2,000 shares of a par value of US$0.001 each.

6	The Company has power to register by way of continuation as a body corporate limited shares under the laws of any jurisdiction outside the Cayman Islands and to deregistered in the Cayman Islands.
[SEAL]

7	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.
[SEAL]